THE COMMERCE GROUP, INC.
211 MAIN STREET ~ WEBSTER ~ MASSACHUSETTS 01570





                                                     April 14, 2000


To Our Stockholders:

	I am pleased to invite you to attend the 2000 Annual Meeting of Stockholders of The Commerce Group, Inc., which will be held at 9:00 a.m. on Friday, May 19, 2000, in the Company's Underwriting Building, 11 Gore Road (Route 16), Webster, Massachusetts.

	The accompanying Notice of the Annual Meeting of Stockholders and Proxy Statement set forth the business to come before this year's Annual Meeting.

	If you plan to attend the meeting, please bring a form of personal identification with you and, if you are acting as proxy for another, please bring written confirmation from the record owner that you are acting as proxy.

	Whether or not you expect to attend the meeting, please sign and date the enclosed form of proxy and return it promptly in the accompanying envelope to ensure that your shares will be represented.
If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person.



                                    Cordially,



                                    ARTHUR J. REMILLARD, JR.
                                    President, Chief Executive Officer
                                    and Chairman of the Board

Table of Contents

                                                                 Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.........................  -

GENERAL INFORMATION..............................................  1

VOTE REQUIRED....................................................  1

COST OF SOLICITATION.............................................  2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT.................................................  2

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..........  4

GOVERNANCE OF THE COMPANY........................................  4

ELECTION OF DIRECTORS............................................  5

EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS....................  8

     Summary Compensation Table..................................  8
     Option Grants in Last Fiscal Year...........................  9
     Aggregated Fiscal Year-End Option/SAR Values................ 10
     Long-Term Incentive Plan - Book Value Awards................ 11

COMPENSATION COMMITTEE REPORT.................................... 13

COMMON STOCK PERFORMANCE......................................... 15

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................... 16

OTHER BUSINESS................................................... 16

STOCKHOLDER PROPOSALS............................................ 16

The Commerce Group, Inc.
211 Main Street
Webster, MA 01570
(508) 943-9000








NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2000



April 14, 2000

To Our Stockholders:

	You are cordially invited to attend the 2000 Annual Meeting of Stockholders of The Commerce Group, Inc. (the "Company") at the Company's Underwriting Building located at 11 Gore Road (Route 16), Webster, Massachusetts at 9:00 a.m. on Friday, May 19, 2000. The meeting is called for the purpose of considering and acting upon:

     1. A proposal to fix at 18, the number of directors of the Company and to elect such directors.

     2. The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The close of business on March 24, 2000 was fixed by your Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

      We urge you to attend and to participate at the meeting, no matter how many shares you own. Even if you do not expect to attend the meeting personally, we urge you to please vote, and then sign, date and return the enclosed proxy card in the postpaid envelope provided. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please sign and return each proxy card so that all of your shares will be represented at the meeting.


                           By Order of the Board of Directors






                                  JOHN W. SPILLANE
                                  Clerk

                           THE COMMERCE GROUP, INC.
                              211 Main Street
                             Webster, MA 01570
                               (508) 943-9000


PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2000


GENERAL INFORMATION

	This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of The Commerce Group, Inc. (the "Company"). The Proxies will be used at the Annual Meeting of the Stockholders of the Company on Friday, May 19, 2000 at 9:00 o'clock a.m. at the Company's Underwriting Building located at 11 Gore Road (Route 16) in Webster, Massachusetts and at any adjournment or adjournments thereof (the "Annual Meeting"). The Company's Annual Report to Stockholders, containing the financial statements for the year ended December 31, 1999 and the report of the Company's independent auditors, Ernst & Young LLP thereon, is being mailed with this Proxy Statement to the Company's stockholders of record at the close of business on March 24, 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Company mailed this Proxy Statement and related form of Proxy on or about April 14, 2000.

VOTE REQUIRED

	A Proxy is enclosed. Unless contrary instructions are indicated on the Proxy, or the Proxy is revoked, all shares represented by Proxy received will be voted FOR a proposal to fix at 18 the number of directors of the Company and FOR the election of the nominees for directors named on pages 5 and 6 and by the Proxy holders in their discretion on any other business properly to come before the Annual Meeting. If a stockholder specifies a different choice by means of the Proxy, the shares will be voted as specified. A stockholder may revoke a Proxy at any time prior to the time it is voted by filing with the Clerk of the Company, or its transfer agent, a written notice of revocation or by delivering to the Company, or its transfer agent, a duly executed Proxy bearing a later date. Any stockholder who attends the Annual Meeting in person will not be deemed thereby to revoke the Proxy, unless such stockholder affirmatively indicates thereat his or her intention to vote the shares in person.

	So long as a quorum is present at the Annual Meeting, the Directors shall be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereat. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will have no effect on the outcome of the election of directors. Broker non-votes and shares represented by any Proxy as to which the vote for each director nominee has been withheld will be treated as shares present or represented at the Annual Meeting for quorum purposes. (A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred from exercising discretionary authority to vote on the matter, which the broker indicates on the proxy.)

	Only the holders of record of shares of Common Stock at the close of business on March 24, 2000 will be entitled to receive notice of and to vote at the Annual Meeting. At the close of business on March 24, 2000, the Company had 34,191,052 shares of Common Stock outstanding and entitled to be voted. Every stockholder will be entitled to one vote for each share of Common Stock recorded in his or her name on the books of the Company as of that date.

COST OF SOLICITATION

	The cost of soliciting Proxies for the Annual Meeting will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company without additional compensation in person or by telephone or telegram. The Company will use the services of Corporate Investor Communications, Inc. to aid in the solicitation of Proxies at a fee of $3,500 plus expenses. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	The following table sets forth certain information as of March 24, 2000 with respect to the beneficial ownership of shares of the Company's Common Stock by the following individuals: (a) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of such stock; (b) the Company's directors and nominees; (c) each of the executive officers named in the Summary Compensation Table; and,
(d) all of the Company's directors and executive officers as a group.
The information in the tables and in the related notes has been furnished by or on behalf of the indicated owners.


        Name and address                  Amount of shares      Percentage
      of beneficial owner               beneficially owned(1)   of shares (1)
(a)   Security ownership of
      certain beneficial owners:

       The Commerce Group, Inc.              3,398,557             9.9%
       Employee Stock Ownership Plan
       211 Main Street
       Webster, MA 01570

(b)   Security ownership of directors and
      nominees:

       Herman F. Becker                        503,000             1.5%
       Joseph A. Borski, Jr.                    66,752              *
       Eric G. Butler                          177,424              *
       Henry J. Camosse                        242,176              *
       Gerald Fels                             562,678  (2)        1.6%
       David R. Grenon                         343,252             1.0%
       Robert W. Harris                        112,397  (3)         *
       Robert S. Howland                        84,474  (4)         *
       John J. Kunkel                        1,177,981             3.4%
       Raymond J. Lauring                      860,378             2.5%
       Roger E. Lavoie                         417,230  (5)        1.2%
       Normand R. Marois                       207,719              *
       Suryakant M. Patel                      598,532             1.8%
       Arthur J. Remillard, Jr.                748,299  (6)        2.2%
       Arthur J. Remillard, III                897,945  (7)        2.6%
       Regan P. Remillard                      524,595  (8)        1.5%
       Gurbachan Singh                         558,092             1.6%
       John W. Spillane                        760,987  (9)        2.2%





2


<page




        Name and address                  Amount of shares      Percentage
      of beneficial owner               beneficially owned(1)   of shares (1)
(c)   Security ownership of named
      executive officers:

       Arthur J. Remillard, Jr.                748,299  (6)        2.2%
       Gerald Fels                             562,678  (2)        1.6%
       Regan P. Remillard                      524,595  (8)        1.5%
       Arthur J. Remillard, III                897,945  (7)        2.6%
       David H. Cochrane                        12,330  (10)        *

(d)   All executive officers and             9,091,456  (11)      26.6%
      directors as a group
      (22 persons)


  *   Less than 1%.

  (1) The indicated shares are those as to which the beneficial owner has sole voting and investment power except as follows. As to the shares held by the Company's Employee Stock Ownership Plan
("ESOP") and allocated to participants' accounts, the beneficial owner has no investment power and shared voting power in that, if he does not exercise his power to vote his ESOP shares, the ESOP trustees will vote said shares at the direction of the committee administering the ESOP (the "ESOP Committee"). All other stock not yet allocated to participants will be voted by the ESOP
Committee. One of the provisions of the ESOP allows participants, who are 100% vested, to diversify directly into an IRA or other retirement account eligible to accept direct rollovers, up to 75% of the sum of the stock in their account, grossed-up for all prior year diversification withdrawals. Of the persons named in the table, only Joseph A. Borski, Jr. and Gerald Fels are members of the ESOP Committee. The indicated shares not held by the ESOP also include shares owned beneficially by spouses, parents, children and relatives who share the same home, trusts in which the named individual serves as a trustee and corporations of which the named individual is an executive officer or principal shareholder; the named individuals disclaim any beneficial interest in shares so included. The percentage of shares is calculated using 34,191,052 shares outstanding at March 24, 2000.
  (2) Includes 94,966 shares held by the ESOP and the 401(k) Plan.
  (3) Includes 56,849 shares held by a trust of which Mr. Harris is the trustee and 39,228 hares held by a trust of which Mr. Harris' wife is the trustee.
  (4) Includes 48,474 shares held by a trust of which Mr. Howland is a co-trustee with his son, 20,000 shares held by a trust of which Mr. Howland's wife is the trustee, and 16,000 shares held by a limited partnership of which Mr. Howland is a general partner.
  (5) Includes 293,538 shares held by a trust of which Mr. Lavoie is the trustee.
  (6) Includes 1,748 shares held by the ESOP.
  (7) Includes 132,091 shares held by the ESOP, 102,635 shares held by a trust of which Mr. Remillard, III is the trustee and 30,067 shares held by two trusts of which Mr. Remillard, III is a co-trustee. Mr. Remillard, III disclaims any beneficial interest in such trusts or such shares.
  (8) Includes 6,641 shares held by the ESOP.
  (9) Includes 32,440 shares held by trusts for the benefit of Mr. Spillane's children and 6,212 shares held by a trust of which Mr. Spillane's son is the trustee. Mr. Spillane disclaims any beneficial interest in such trusts or such shares.
 (10) Includes 12,330 shares held by the ESOP.
 (11) Includes 355,590 shares held by the ESOP and the 401(k) Plan.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


	Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities, if any, of the Company. Executive officers, directors and greater than ten percent beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file.

	To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except that Herman F. Becker and Normand R. Marois, directors of the Company, each filed one late report.

GOVERNANCE OF THE COMPANY

	Proxies are solicited for the 2000 Annual Meeting to give all holders of Common Stock a chance to vote for the persons who are to be their representatives in the governance of the Company.

	The Company's directors are elected annually by the stockholders and hold office for a term of one year or until their successors, if any, are elected and duly qualified.

	The Board of Directors (the "Board") held four meetings during 1999, and the attendance of directors as a group was 92.1%. The Board has a standing Audit Committee which held six meetings during 1999, a standing ESOP Committee which held twelve meetings during 1999, a standing Compensation Committee which held one meeting in 1999 and a standing Nominating Committee which held one meeting during 1999. The Audit Committee reviews the adequacy of the Company's system of internal controls, including the activities of the Internal Audit Department.
The Audit Committee also reviews the activities of, and meets periodically with, the Company's independent auditors, Ernst & Young LLP. The Compensation Committee reviews the salary recommendations and performance evaluations prepared by management for all officers and makes recommendations to the Board for the salaries of the five highest paid executive officers. This Committee also makes recommendations to the Board regarding incentive compensation programs for officers and directors, administers the Management Incentive Plan and has the authority to grant awards. The ESOP Committee administers the ESOP.
The Nominating Committee reviews the qualifications of prospective directors and provides recommendations to the Board for the nomination of directors. The Nominating Committee considers stockholder proposals for directors which should be sent to the attention of the Assistant to the President at the Company's principal office. All of the directors attended 75% or more of the aggregate of their respective Board and Committee Meetings except for Mr. Sahagian.

	Directors, including those who are employees of the Company, receive $1,500 for each meeting of the Board of Directors of the Company attended. Directors, who are not employees of the Company, are paid $500 for each committee meeting of the Board of Directors of the Company attended. Directors, who are not employees of the Company and serve as a director of Commerce Holdings, Inc. ("CHI"), a subsidiary of the Company, or CHI's subsidiaries, The Commerce Insurance Company ("Commerce") and Citation Insurance Company ("Citation"), are paid $500 for each meeting of the Board of Directors of CHI, Commerce and Citation, which he attends. Directors, including those who are employees of the Company and serve as a Director of ACIC Holding Co., Inc. ("AHC"), or its subsidiary, American Commerce Insurance Company ("ACIC"), are paid $2,000 for each AHC or ACIC meeting attended and $1,000 for each committee meeting of the Board of Directors attended. AHC is an 80% owned subsidiary of Commerce.

Directors, who are non-employee members of the ESOP Committee, receive $26,000 annually in lieu of per-meeting fees. Certain directors also serve as directors of Bay Finance Company, Inc. and Clark-Prout Insurance Agency, Inc. All directors of the Company, including those who are employees of the Company, receive an annual stipend of $20,000. In addition, all directors of CHI, who are not directors of the Company, receive an annual stipend of $20,000.

	Directors also receive an annual Book Value Award ("BVA"), which entitles the recipient to receive a cash payment for each BVA based upon the increase in the book value of a share of Common Stock in excess of a specified minimum target. In 1999, each director received a number of BVAs approximately equal to 10% of the compensation paid to him as a director of the Company during 1998. Each 1999 BVA entitles the director to receive a cash payment equal to the book value of a share of Common Stock on December 31, 2001, less the base price of such BVA. The base price for the 1999 BVAs ($25.36) is the book value of a share of Common Stock on December 31, 1998 ($19.58) increased at the rate of 9% per annum compounded annually through December 31, 2001. For the purpose of this calculation, the December 31, 2001 book value of a share of Common Stock is increased for all cash dividends and the fair market value of all distributions of property made by the Company which the director would have been entitled to receive had he owned, from the date of the BVA grant until the expiration date, that number of shares of Common Stock equal to the number of BVAs under such award. The book value of a share of the Company's Common Stock excludes changes in unrealized gains and losses on bonds and preferred stocks. It is a condition to the receipt of any payment that may be due under a 1999 BVA to a director, that the recipient has been a director of the Company continuously through April 30, 2001, unless his term shall have been terminated because of death or for any reason approved by the Board of Directors of the Company. Payments under the BVAs are accelerated in the event of the sale of the Company. See "Executive Compensation and Other Transactions" and "Compensation Committee Report" for a description of BVAs granted to the Company's executive officers.

ELECTION OF DIRECTORS

	It is the intention of the persons named as Proxies in the accompanying form of Proxy (unless otherwise specified by the stockholder granting the proxy) to vote such Proxies (a) to fix the number of directors for the ensuing year at 18, and (b) to elect the persons named in the following table, all of whom are now members of the Board of Directors, to serve until the next scheduled annual meeting and until their successors are chosen and qualified. In the event, however, that any of the nominees for membership on the Board of Directors becomes unavailable (which is not now anticipated by the Company), the persons named as Proxies have discretionary authority to vote for a substitute or to reduce the number of directors to be determined and elected. The Board of Directors of the Company has no reason to believe that any of said persons will be unwilling or unable to serve if elected.


                                                                       Director
          Name                       Position with the Company   Age     since
 Arthur J. Remillard, Jr.            President, Chief Executive  69     1972
                                     Officer, Chairman of
                                     the Board, Director

 Gerald Fels (2),(3)                 Executive Vice President,   57     1976
                                     Chief Financial Officer,
                                     Director

 Arthur J. Remillard, III (3)        Senior Vice President -     44     1983
                                     Policyholder Benefits,
                                     Assistant Clerk, Director

 John W. Spillane (3)                Clerk, Director             67     1972

 Regan P. Remillard                  Senior Vice President,
                                     Director                    36     1993

                                                                       Director
          Name                       Position with the Company   Age    since
 Herman F. Becker (3)                Director                    71     1972

 Joseph A. Borski, Jr. (1),(2),(4)   Director                    66     1972

 Eric G. Butler                      Director                    72     1988

 Henry J. Camosse                    Director                    69     1972

 David R. Grenon (4)                 Director                    60     1972

 Robert W. Harris                    Director                    68     1975

 Robert S. Howland                   Director                    80     1972

 John J. Kunkel                      Director                    88     1972

 Raymond J. Lauring                  Director                    74     1972

 Roger E. Lavoie                     Director                    74     1972

 Normand R. Marois (1)               Director                    64     1972

 Suryakant M. Patel (3),(4)          Director                    59     1983

 Gurbachan Singh                     Director                    61     1991
</table



(1)  Member of the Compensation Committee.
(2)  Member of the ESOP Committee.
(3)  Member of the Nominating Committee.
(4)  Member of the Audit Committee.

	Arthur J. Remillard, Jr. has been the President, Chief Executive
Officer and Chairman of the Board of the Company since 1976 and of The
Commerce Insurance Company ("Commerce") since 1972.  Mr. Remillard, Jr.
has been in the insurance business for more than 30 years.  Mr.
Remillard, Jr. is also a member of the Governing Committee, Chairman of the Actuarial Committee, a member of the Governing Committee Review
Panel, Chairman of the Budget Committee and a member of the Personnel
Committee of the Commonwealth Automobile Reinsurers ("C.A.R.").  Mr.
Remillard, Jr. is also Chairman of the Governing Committee and a member of the Budget Committee, Executive Committee and Nominating Committee of the Automobile Insurers Bureau of Massachusetts ("A.I.B.").

	Gerald Fels, a certified public accountant, was appointed
Executive Vice President of the Company in November, 1989.  From 1981 to
November, 1989, Mr. Fels was Senior Vice President of the Company.  Mr.
Fels was the Treasurer of the Company from 1976 to 1995 and of Commerce from 1975 to 1995. Mr. Fels has also been Chief Financial Officer of the Company since 1976 and of Commerce since 1975.

	Arthur J. Remillard, III was appointed Senior Vice President-
Policyholder Benefits in 1988 and has been Assistant Clerk of the Company since 1982. From 1981 to 1988, Mr. Remillard, III was Vice
President-Mortgage Operations. In addition, Mr. Remillard, III has also served on the Board of Governors of the Insurance Fraud Bureau of the A.I.B. since 1991, the C.A.R. Claims Advisory Committee since 1990 and the A.I.B. Claims Committee since 1991.

	John W. Spillane has been counsel to and Clerk of the Company since its incorporation and a practicing attorney since 1957. He is also a director of Rovac Corporation, a seller of air conditioning equipment.




6




	Regan P. Remillard was appointed President of ACIC Holding Co.,
Inc. in 1998 and Vice Chairman of the Board and Chief Executive Officer of American Commerce Insurance Company in 1999. Mr. Remillard was appointed President of Commerce West Insurance Company in 1996. Mr.
Remillard was appointed Senior Vice President of the Company in 1995.
Mr. Remillard was General Counsel of the Company from 1995 to February
,2000. From 1994 to 1995, Mr. Remillard was a practicing attorney at Hutchins, Wheeler & Dittmar, a Massachusetts law firm specializing in corporate law and litigation. From 1989 to 1993, Mr. Remillard was Government Affairs Monitor of the Company. Mr. Remillard is a member of the Massachusetts Bar.

	Herman F. Becker has been the owner of Sterling Realty, a real estate agency, since 1962, as well as owner of ABCO Development Co. In addition, since 1971, Mr. Becker has been the principal stockholder, President and Treasurer of Huguenot Development Corp., a real estate development corporation.

	Joseph A. Borski, Jr. has been a self-employed Certified Public
Accountant since 1960.

	Eric G. Butler was Vice President-Claims and the General Claims
Manager of Commerce and Citation from 1981 until his retirement in 1992.

	Henry J. Camosse was the President of Henry Camosse & Sons Co.,
Inc., a building and masonry supplies company from 1964 until his retirement in 1992.

	David R. Grenon is Chairman Emeritus and Assistant Clerk of The
Protector Group Insurance Agency, Inc., a property and casualty insurance agency headquartered in Worcester, Massachusetts. Mr. Grenon previously was the President of several property and casualty insurance agencies located in Massachusetts, including The Protector Group
Insurance Agency, Inc., of which he was President and Chief Executive
Officer from 1981 to 1994.  Mr. Grenon also was a director of CFX
Corporation and Safety Fund National Bank, a subsidiary of CFX
Corporation.  CFX Corporation was acquired by People's Heritage
Financial Group, Inc.

	Robert W. Harris is retired. Prior to retirement, Mr. Harris was the Treasurer of H.C. Bartlett Insurance Agency, Inc. from 1958 until
1987.

	Robert S. Howland has been retired since 1985. Prior to retirement, Mr. Howland was the Clerk of H.C. Bartlett Insurance Agency,
Inc.

	John J. Kunkel is President and Treasurer of Kunkel Buick & GMC
Truck and Treasurer of Kunkel Bus Company. He is also a licensed real estate broker and licensed auto damage appraiser.

	Raymond J. Lauring has been retired since 1983. Prior to retirement, Mr. Lauring was the President of Lauring Construction
Company.

	Roger E. Lavoie is retired. Prior to retirement, Mr. Lavoie was the President and Treasurer of Lavoie Toyota-Dodge, Inc. since 1980.

	Normand R. Marois is retired.  Prior to retirement, Mr. Marois was
Chairman of the Board of Marois Bros., Inc., a contracting firm, since
1984.

	Suryakant M. Patel is retired. Prior to retirement, Dr. Patel was a physician specializing in internal medicine since 1966.

	Gurbachan Singh is retired. Prior to retirement, Dr. Singh was a physician engaged in the practice of general surgery for more than 25 years.

	The only family relationships among any of the executive officers or directors of the Company are that Arthur J. Remillard, III and Regan
P. Remillard are the sons of Arthur J. Remillard, Jr.
7


EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS



	The following table contains a summary of the annual, long-term and other compensation for each of the fiscal years ended
December 31, 1999, 1998 and 1997, of those persons who were, at December 31, 1999, the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

Summary Compensation Table

                                                   Long-term compensation
                                                     Awards     Payments
                                                   Securities
                                       Annual      Underlying
       Name and                      Compensation   Options/      LTIP       All Other
  Principal Position           Year    Salary       SARs(#)(1)  Payouts(2) Compensation(3)
 Arthur J. Remillard, Jr.      1999   $600,563       147,463    $1,674,632    $57,077
  President, Chief Executive   1998    577,464       152,512     3,853,779     58,820
  Officer and Chairman of      1997    550,460       160,835     1,372,869     50,820
  the Board

 Gerald Fels                   1999    300,301       147,462       841,661     69,478
  Executive Vice President and 1998    288,757        76,256     1,937,047     53,150
  Chief Financial Officer      1997    275,505        80,418       686,526     44,016

 Regan P. Remillard            1999    212,946        83,660       271,401    107,268
  Senior Vice President        1998    204,756        32,446       664,443     50,569
                               1997    183,634        23,882        10,287     48,376

 Arthur J. Remillard, III      1999    161,269        23,755       298,986     50,429
  Senior Vice President-       1998    155,065        24,569       688,212     50,515
  Policyholder Benefits and    1997    148,185        25,905       252,845     42,483
  Assistant Clerk

 David H. Cochrane             1999    157,597        23,214       281,094     24,679
  Senior Vice President-       1998    151,537        24,010       646,872     24,856
  Underwriting                 1997    144,825        25,319       227,339     16,471


______________________
(1)	The 1999 amount represents stock options granted.  The 1998 and
1997 amounts represent stock appreciation rights granted.

(2)	Represents payments on Book Value Awards tied to increases in the book value of a share of the Company's Common Stock and payments on Stock Appreciation Rights tied to increases in the market value of a share of the Company's Common Stock. Payments made in 1999 on Book Value Awards were tied to increases in book value which matured in 1999. Payments made in 1999 on Stock Appreciation
Rights were tied to increases in the average daily high and low market value of the Company's common stock for the three months ended March 31, 1999.

(3)	The 1999 amounts under "All Other Compensation" consist of
directors fees of $26,000 each to Arthur J. Remillard, Jr. and Arthur J. Remillard, III, $43,000 to Gerald Fels and $45,000 to Regan P. Remillard; the cost of group-term life insurance (based on the Internal Revenue Service Uniform Cost Table) provided by the Company in excess of $50,000 to Arthur J. Remillard, Jr. of $7,077, to Gerald Fels of $2,478, to Regan P. Remillard of $420, to Arthur J. Remillard, III of $429, and to David H. Cochrane of $679; cash bonus of $8,000 to each of the named executive officers; contributions of $16,000 made or accrued by the Company to the ESOP for each of the named executive officers; and, $39,848 to Regan P. Remillard representing reimbursement of additional state income tax expense incurred due to dual tax status in California and Massachusetts. The amount of the Company's contribution to the ESOP is determined annually by the Company's Board of Directors. Benefits under the ESOP become partially vested when a participant has completed three years of service.
8

	The following table contains information concerning certain stock options ("Options") granted to the Chief Executive
Officer and the other named executive officers during fiscal 1999:

Option Grants in Last Fiscal Year (1)

                              Individual Grants
                          Number of      % of Total                                Potential Realizable Value at
                          Securities   Options Granted                               Assumed Annual Rates of
                          Underlying     to Employees  Initial                        Stock Price Appreciation
                           Options        in Fiscal    Exercise      Expiration         for Terms of Options
    Name                 Granted(#)(2)      Year       Price (3)        Date              5%(4)          10%(4)
Arthur J. Remillard, Jr.    147,463         22.7%       $32.81       May 1, 2007         $123,869       $847,912

Gerald Fels                 147,462         22.7%        32.81       May 1, 2007          123,868        847,907

Regan P. Remillard           83,660         12.9%        32.81       May 1, 2007           70,274        481,045

Arthur J. Remillard, III     23,755          3.7%        32.81       May 1, 2007           19,954        136,591

David H. Cochrane            23,214          3.6%        32.81       May 1, 2007           19,500        133,481

</table




(1)	See "Compensation Committee Report" for additional information regarding the Company's current incentive compensation program, consisting of tandem Options and BVA grants under the Company's
Management Incentive Plan approved by the stockholders in 1994
("Management Incentive Plan").

(2)	During 1999, the Company granted Options for the first time under the Management Incentive Plan.  The Options entitle the recipient to purchase Common Stock at the adjusted exercise price, on April
30, 2002, the vesting date.  Options vest immediately in the event of the sale of the Company.  The adjusted exercise price is
calculated by subtracting from the initial exercise price of
$32.81 the following:  (a) the amount of all cash dividends which the recipient would have been entitled to receive had the
recipient owned shares of Common Stock throughout the period beginning April 30, 1999 and ending April 30, 2002, and (b) the fair market value of all distributions of property made by the
Company to holders of Common Stock which the recipient would have been entitled to receive had the recipient owned shares of Common
Stock throughout the period beginning April 30, 1999 and ending
April 30, 2002.  It is a condition to any exercise of the Option granted that the participant has been in the continuous employ of the Company through January 31, 2002, unless such employment shall have terminated due to the participant's death or for any reason approved by the Company.  Unexercised Options shall terminate after the close of business on May 1, 2007.

(3)	The initial exercise price ($32.81) is the average of the daily high and low price for a share of Common Stock for the three months ended March 31, 1999 ($28.34) increased at the rate of 5%
per annum compounded annually for three years.

(4)	The dollar amounts set forth under these columns are the result of calculations made at assumed 5% and 10% appreciation rates above the $28.34 average price notd in (3) and are not intended to indicate actual or projected future price appreciation, if any, of the Company's Common Stock.  Payment of future dividends is not assumed in these figures.




9






	The following table shows information for the Chief Executive Officer and the other named executive officers concerning the number of SARs redeemed and the value realized upon redemption during the year ended December 31, 1999 and the aggregate number and value of Options and SARs held as of December 31, 1999.  Stock options were outstanding at December 31, 1999 but none were exercised during 1999.  The Company granted stock options for the first time in 1999.

Aggregated SAR Exercises in Last Fiscal Year and Option/SAR Values at December 31, 1999 (1)

                                                        Number of Securities
                                                        Underlying Unexercised        Value of Unexercised In-
                        Number of     Value of SARs        Option/SARs at             the-Money Options/SARs at
                       SARs Redeemed    Realized      December 31, 1999(#)(3)(4)       December 31, 1999(5)(6)
        NAME           in 1999(#)(2)    in 1999       Exercisable   Unexercisable   Exercisable    Unexercisable
Arthur J. Remillard, Jr.  165,107      $1,461,197          0            460,810        $   0         $   0

Gerald Fels                82,553         730,594          0            304,136            0             0

Regan P. Remillard         24,064         212,966          0            139,988            0             0

Arthur J. Remillard, III   26,591         235,330          0             74,229            0             0

David H. Cochrane          25,749         227,879          0             72,543            0             0

</table



(1)	See "Compensation Committee Report" for additional information regarding the Company's current incentive compensation program, consisting of Option, SAR and BVA grants under the Company's
Management Incentive Plan.

(2)	SAR awards provide solely for cash payments.

(3)	The SARs that were unexercisable at December 31, 1999 reflect two
SAR grants awarded in 1997 and 1998, respectively.  Each SAR entitles the recipient to receive a cash payment by April 30 in the third year after the year in which the SAR is granted.  This potential cash payment is equal to the difference between (a) the average of the daily high and low market price per share of the
Company's Common Stock for the three months ending March 31 in the year the SAR matures, plus all dividend distributions received by holders of the Common Stock for the three year period ending as of that March 31 (collectively, the "Redemption Price") and (b) the
Base Price (as defined below) of such SAR.  The Base Price of an
SAR is the average of the daily high and low market price per share of the Company's Common Stock for the three months ended as of March 31 in the year granted, increased at the rate of 5% per annum compounded annually for the three years.

	Options granted in 1999 were also unexercisable at December 31, 1999. Options entitle the recipient to purchase Common Stock at the adjusted exercise price, on or after April 30, 2002, the vesting date. The adjusted exercise price is calculated by subtracting from the initial exercise price the following: (a) the amount of all cash dividends which the recipient would gave been entitled to receive had the recipient owned shares of Common
Stock throughout the period beginning April 30, 1999 and ending
April 30, 2002, and (b) the fair market value of all distributions of property made by the Company to holders of Common Stock which the recipient would have been entitled to receive had the recipient owned shares of Common Stock throughout the period beginning April 30, 1999 and ending April 30, 2002.

(4)	The average of the daily high and low market price per share of the Company's Common Stock for the three months ended March 31,
1997 and 1998 was $25.04 and $34.23, respectively.  Therefore, the
Base Prices of the SARs that become exercisable in 2000 and 2001 are $28.99 and $39.63, respectively.
10



(5)	The estimated value of the unexercisable SARs and options,
presented above, was calculated assuming the Redemption Price would be equal to the average daily high and low market price per share of the Company's Common Stock for the three months ended
December 31, 1999 of $25.21 as reported by the New York Stock
Exchange plus dividend distributions received by holders of the
Common Stock since the date of grant.  Dividends are currently payable at a rate of $1.12 per annum on a share of the Company's
Common Stock.  Set forth in note 6 below is the actual value of the SARs granted in 1997, which matured on March 31, 2000 and are payable by April 30, 2000.  The ultimate value of the
unexercisable SARs which mature on March 31, 2001, will likely be different than the estimate presented above because the actual
Redemption Price will likely be different than the average daily high and low market price per share of the Company's Common Stock for the three months ended December 31, 1999.


(6)	Based upon the actual Redemption Price of $30.53, the value (and number) of SARs that matured on March 31, 2000 and are payable by
April 30, 2000 for the named executive officers will be as
follows:  Arthur J. Remillard, Jr. - $247,686, (160,835); Gerald
Fels - $123,844, (80,418); Regan P. Remillard - $36,778, (23,882);
Arthur J. Remillard, III - $39,894, (25,905); and David H.
Cochrane - $38,991, (25,319).




	The following table contains information concerning certain long-term incentive awards  granted in the form of book value awards ("BVAs") under the Management Incentive Plan to the Chief Executive Officer and the other named executive officers during fiscal 1999:

Long-Term Incentive Plan - Book Value Awards (1)


                                                                           Estimated
                                                                         future payouts
                                                                         under non-stock
                              Number of                                 price-based plans
          Name               rights(#)(2)       Maturity date               Target(3)
Arthur J. Remillard, Jr.       61,641           April 30, 2002             $ 56,710

Gerald Fels                    32,149           April 30, 2002               29,577

Regan P. Remillard             23,571           April 30, 2002               21,685

Arthur J. Remillard, III       18,493           April 30, 2002               17,014

David H. Cochrane              15,476           April 30, 2002               14,238



(1)	See "Compensation Committee Report" for additional information regarding the Company's current incentive compensation program, consisting of tandem Option and BVA grants under the Company's Management Incentive Plan.
</TABLE











11
<page



(2)	During 1999, the Company granted BVAs which entitle the recipient to receive by April 30, 2002, a cash payment for each BVA equal to the book value of a share of Common Stock of the Company on
December 31, 2001, less the base price of such BVA.  The base price for the 1999 BVAs ($25.36) is the book value of a share of
Common Stock on December 31, 1998 ($19.58), increased at the rate of 9% per annum compounded annually through December 31, 2001.
For the purpose of this calculation, the book value of a share of
Common Stock is increased for all cash dividends and the fair market value of all distributions of property made by the Company which the recipient would have been entitled to receive had he owned shares of Common Stock equal to the number of BVAs held by him from the date of grant until the expiration date.  The book value of a share of the Company's Common Stock excludes changes in unrealized gains and losses of bonds and preferred stocks.  It is a condition to the receipt of any payment that may be due under a
BVA that the participant has been in the continuous employ of the
Company through April 30, 2002, unless such employment shall have terminated due to the participant's death or for any reason
approved by the Board of Directors of the Company.  Payments under the BVAs are accelerated in the event of the sale of the Company.

(3)	Future payouts, if any, under the BVAs are tied to increases in the book value of a share of Common Stock and other factors.
Therefore, it is not possible to determine the future payouts.
The amounts set forth in this column are the amounts that would be paid if the book value of a share of the Common Stock of the
Company plus dividends increased by $2.54 in each of the years ended 2000 and 2001.  This amount represents an average of net earnings per weighted average common share for 1997, 1998 and 1999 exclusive of the after-tax impact of realized gains.  The book value of a share of the Company's Common Stock excludes changes in unrealized gains and losses of bonds and preferred stocks.
Although realized gains or losses are included in the calculation of book value, these items have been excluded due to the
uncertainty of their re-occurrence and, therefore, the impact on the Company's future book value.  There can be no assurance that the Company's performance will continue with the same or similar trends.






























12
<page



COMPENSATION COMMITTEE REPORT

1999

	The Compensation Committee (the "Committee") is responsible for recommending to the Board of Directors the establishment of policies which govern both annual compensation and the incentive compensation plan for the chief executive officer and other officers of the Company.

	The Committee meets each year to review the base compensation of the Company's officers, to grant awards under the Company's incentive compensation plan and, as appropriate, to recommend changes in that plan or the pattern of incentive compensation awards.

	The Company's compensation program is designed to reward executives for strategic management and enhancement of stockholder value. In general, the same compensation policies are applied to the chief executive officer and to all of the other executive officers of the Company.

	The Management Incentive Plan adopted by the stockholders in 1994, provides incentive compensation based on Book Value Awards ("BVAs") and Stock Appreciation Rights ("SARs"). As can be seen from the Summary
Compensation Table, the Company has made significant incentive compensation payments because the Company's book value and market value grew over the last several years. Approximately 71.8% of total compensation paid to the chief executive officer during 1999 was performance related. Approximately 61.1% of total executive compensation paid during 1999 to the other named executive officers, except for the chief executive officer, was performance related as further explained below.

	Since 1994, performance for purposes of the Company's compensation program has been measured by a combination of (1) the increase in the book value of the Company's stock, through the use of BVAs, and (2) the increase in market value of a share of the Company's stock through the use of SARs and, beginning in 1999, through the use of Stock Options
("Options") (collectively, the "Program"). The BVAs and Options granted for 1999 were determined by dividing the base compensation of each officer by the Company's book value of $19.58 at December 31, 1998. The number of BVAs was then weighted by a factor of two. The number of Options was weighted by a factor ranging from one to five, based on an officer's relative level of responsibility and potential to affect the Company's overall performance under a formula determined by the Compensation Committee.

	The Committee reviews and determines the targeted minimum increase in book value and market value for purposes of the Program. Awards made under the Program in 1999, under the book value portion of the calculation, provide that no incentive compensation will be payable unless the book value of the Company's Common Stock at December 31, 2001, plus the value of dividends paid on the Common Stock between that date and December 31, 1998, exceeds $25.36, which represents an approximately 29.5% increase from the Company's book value per share of $19.58 at December 31, 1998. Increases or decreases in book value per share related to changes in the value of bonds and preferred stocks, on an after-tax- basis, are excluded from this calculation. The minimum growth in the book value of the Common Stock required for incentive compensation under the 1999 BVAs equates to a compounded annual rate of growth of 9.0% from $19.58. For the 1998 and 1997 BVAs, the targeted compounded annual growth rate was also 9.0%, or 29.5% for the three-year period. The Committee continued to recommend the 9.0% growth rate to the Board of Directors as being in line with the Massachusetts insurance marketplace.












13




	Under the market value portion of the Program, incentive compensation will be realized by the officers under the stock options only if and to the extent that the market price of the Company's common stock, at the time of exercise, exceeds the initial exercise price of $32.81, less dividends paid on the Common Stock between the date of grant, April 30, 1999, and April 30, 2002, the vesting date. Options granted in 1999 become exercisable on April 30, 2002 and terminate after the close of business on May 1, 2007. The $32.81 initial exercise price represents an approximately 15.8% increase from $28.34, the average of the daily high and low market prices for the Common Stock for the three-month period ended March 31, 1999. The minimum growth in the market value of Common Stock required for the 1999 Options to attain the initial exercise price equates to a compounded annual rate of growth of 5.0% for three years from the $28.34 average daily high and low price for the three months ended March 31, 1999. SARs granted in 1997 and 1998 were also granted at a 5.0% compounded annual rate. For the 1999
Options, the Committee continued to recommend the 5.0% growth rate to the Board as being in line with the Massachusetts insurance marketplace.
The stock options granted in 1999 were intended to qualify as incentive stock options to the maximum extent permissible under the Internal
Revenue Code. No advance payments of incentive compensation are contemplated in the SAR or BVA portions of the Program.

	The Company maintains an Employee Stock Ownership Plan and a
401(k) Plan.  See "Executive Compensation and Other Transactions".

	The base salary for each officer other than the chief executive officer is recommended by the Company's management and reviewed and approved by the Committee. The 1999 base salaries for the Company's executive officers, other than the chief executive officer, increased on the average approximately 4.0% from 1998 base salaries. These increases were intended to reflect increases in the cost of living and job performance during 1998, considered in the context of the officers' total compensation. The Committee established the chief executive officer's base salary for 1999, an approximate 4.0% increase, after taking into account increases in the cost of living and the chief executive officer's job performance during 1998, considered in the context of the Chief Executive Officer's total compensation. Company management and the Committee review industry salary surveys when establishing base salaries for all officers.

	The Committee will continue during 2000 to carefully consider officer compensation, and the components thereof, in relation to the Company's performance compared to that of industry performance levels for comparable companies and the performance history of the Company itself.



                                   Respectively submitted,




                                   Joseph A. Borski, Jr., Chairman
                                   Normand R. Marois
















14


COMMON STOCK PERFORMANCE

	The graph below compares the cumulative total stockholder return on the shares of Common Stock of the Company for the last five years with the cumulative total return of the New York Stock Exchange Index and a group of six peer property and casualty insurance companies. The peer group consists of Baldwin & Lyons, Inc., W.R. Berkley, Mercury
General Corporation, Progressive Insurance Group, Selective Insurance
Group, Inc. and Twentieth Century Industries.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE
COMMERCE
GROUP, INC., PROPERTY AND CASUALTY INSURANCE PEER GROUP AND
THE NEW YORK STOCK EXCHANGE INDEX.



	The line graph, appearing on Page 15, compares the yearly percentage change in the Company's cumulative total shareholder return on common stock with that of a group of six peer property and casualty insurance companies and with the broad equity market index where the Company's Common Stock is traded. The X-axis lists the "measurement period" of the last five fiscal years beginning with December 31, 1994 and ending with December 31, 1999. The Y-axis lists the dollar values starting with $100 and ending with $375 representing cumulative total return. The information in the subsequent paragraph is the data plotted within the graph.

































                                12/31/94  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99
The Commerce Group, Inc.          $100      $125      $159      $213      $240      $185
Property and Casualty Peer
  Group                            100       152       180       315       364       184
New York Stock Exchange Index      100       130       156       205       245       268


	This line graph assumes an investment of $100 in the Company's Common Stock, the New York Stock Exchange Index and the group of six peer property and casualty insurance companies on December 31, 1994 and reinvestment of all dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


	The immediate family of Raymond J. Lauring, a director of the Company, owns more than a 10% equity interest in Lauring Construction Company. Mr. Lauring has no ownership interest in Lauring Construction Company. During 1999, Lauring Construction Company, acting as general contractor, provided construction and construction management services in connection with the construction of a new office building. Terms of the contract provide for a guaranteed maximum payment to Lauring Construction Company of $448,000 including a management fee of $111,000. Payments to the general contractor in connection with this contract were $245,000 in 1999.

	Arthur J. Remillard, Jr. spends considerable time in Boston, Massachusetts in furtherance of the Company's business interests and, because of this, the Company provides office and part-time living accommodations to him at a condominium owned by the Company in Boston and the use, for business purposes, of an automobile owned by the Company. The Company believes the non-business connected economic benefit (if any) to Mr. Remillard, Jr. to be minimal.



OTHER BUSINESS

	The Proxy confers discretionary authority with respect to any other business which may come before the Annual Meeting. The Board knows of no other matters to be presented at the Annual Meeting. The persons named in the Proxy will vote according to their best judgment if any matter not included in this Proxy Statement does properly come before the Annual Meeting.


STOCKHOLDER PROPOSALS

	Any stockholder proposal intended to be presented at the 2001 Annual Meeting must be received at the Company's principal office by December 15, 2000 for inclusion in the Proxy Statement and form of Proxy related to that Meeting. The proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

PROXY

THE COMMERCE GROUP, INC.
11 GORE ROAD (Route 16)
WEBSTER, MASSACHUSETTS 01570

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



      The undersigned stockholder of The Commerce Group, Inc. hereby appoints Gerald Fels, Arthur J. Remillard, III and John W. Spillane (each with power to act without the other and with power of substitution) as proxies to represent the undersigned at the Annual Meeting of the Common Stockholders of The Commerce Group, Inc. to be held at 9:00 a.m. on Friday, May 19, 2000 and at any adjournment thereof, with all the power the undersigned would possess if personally present, and to vote all shares of Common Stock of the Company which the undersigned may be entitled to vote at said Meeting, hereby revoking any proxy heretofore given.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, IT IS THE INTENTION OF THE PROXIES TO VOTE FOR ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE.


CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE

DETACH HERE                                           DETACH HERE

      _  Please mark
           votes as in
           this example.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.

1.  Election of Directors

Nominees:  Herman F. Becker, Joseph A. Borski, Jr., Eric G. Butler, Henry
J. Camosse, Gerald Fels, David R. Grenon, Robert W. Harris, Robert S. Howland, John J. Kunkel, Raymond J. Lauring, Roger E. Lavoie, Normand R. Marois, Suryakant M. Patel, Arthur J. Remillard, Jr., Arthur J. Remillard, III, Regan P. Remillard, Gurbachan Singh and John W. Spillane.

      FOR                     WITHHELD
      ALL        0          FROM ALL    0
    NOMINEES                  NOMINEES


0
For all nominees except as noted above

                  MARK HERE IF YOU PLAN TO ATTEND THE MEETING     0

                  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   0


                        Please sign exactly as your name appears on this proxy card and return promptly in the envelope provided. When signing as attorney, executor, trustee or guardian, please give your full title.



Signature          Date:      Signature:          Date: